Exhibit 99.1

Genworth Financial Announces Second Quarter 2015 Results

Net Operating Earnings Per Share Of $0.24; Net Loss Per Share Of $0.39 Includes Loss From Planned Sale Of Lifestyle Protection Insurance Business

•	Strategic Actions Taken Expected To Generate In Excess Of $600 Million Of Proceeds In 2015

•	Reduced Stake In Genworth Australia Mortgage Insurance By 14 Percent; Retained Majority Share

•	In Exclusive Negotiations For Sale of Lifestyle Protection Insurance Business

•	Transactions Executed To Generate Approximately $500 Million Of Additional PMIERs Capital Credit

•	Cash Expense Savings Of Approximately $30 Million Expected In 2015; $40 To $50 Million In 2016

•	Sequential Results Reflect Good Loss Ratios In Global Mortgage Insurance Division And Unfavorable Impact From Mortality In U.S. Life Insurance Division

Richmond, VA (August 4, 2015) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended June 30, 2015. The company reported a net loss1 of $193 million, or $0.39 per diluted share, compared with net income of $176 million, or $0.35 per diluted share, in the second quarter of 2014. The net loss in the quarter includes an after-tax loss of $306 million, or $0.61 per diluted share, related to the planned sale of the lifestyle protection insurance business. Net operating income2 for the second quarter of 2015 was $119 million, or $0.24 per diluted share, compared with net operating income of $154 million, or $0.31 per diluted share, in the second quarter of 2014.

Strategic Update

In May 2015, the company sold 92.3 million shares, or approximately 14 percent, in Genworth Mortgage Insurance Australia Limited. On July 22, 2015, the company announced it had entered into exclusive negotiations with AXA S.A. after receiving an irrevocable offer to purchase its lifestyle protection insurance business, which has been previously identified as non-core. These transactions increase the financial flexibility and strength of the company as it advances the ability to support compliance with the private mortgage insurer eligibility requirements (PMIERs) and reduce debt levels.

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

As of June 30, 2015, the company believes its U.S. mortgage insurance business would be compliant with the PMIERs capital requirements when including a series of transactions that have been executed to generate approximately $500 million of additional PMIERs capital credit and the completion of a planned internal restructuring. The transactions include:

•	Execution of two excess of loss reinsurance transactions with a panel of reinsurers, both effective as of July 1, 2015, that are expected to provide approximately $300 million of PMIERs capital credit as of December 31, 2015. One of the transactions has been approved by the government-sponsored enterprises (GSEs) while the second is pending final approval from the GSEs.

•	An intercompany sale of the U.S. mortgage insurance business’ ownership interest in affiliated preferred securities in exchange for approximately $200 million of cash from Genworth Holdings, Inc. (proceeds used were primarily from the Australia mortgage insurance sell down) that resulted in a corresponding increase in available assets under PMIERs. The transaction did not affect statutory risk-to-capital ratios in the quarter, and the cash from Genworth Holdings, Inc. was transferred in July 2015.

The company will look to execute future capital transactions over the remainder of the year that provide a prudent level of financial flexibility in excess of the PMIERs capital requirements, including additional reinsurance transactions and contributions of holding company cash.

In connection with the company’s plan to target cash savings in excess of $100 million pre-tax by the end of 2016, actions were taken in the first half of 2015 to reduce headcount and program spend that are expected to reduce cash expenses by approximately $30 million pre-tax in 2015 and $40 to $50 million pre-tax in 2016.

“We are encouraged with our second quarter results in the Global Mortgage Insurance Division and remain focused on initiatives aimed at strengthening and improving U.S. Life Insurance Division results,” said Tom McInerney, President and CEO. “We are making steady progress on our strategy to strengthen and simplify our businesses and increase financial flexibility as evidenced by the two sale transactions we announced recently in addition to the significant progress made towards complying with PMIERs.”

Operating Results

Consolidated Net Income (Loss) & Net Operating Income
	Three months ended June 30 (Unaudited)
	2015		2014
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(193)	$(0.39)	$176	$0.35	NM	[3]
Net operating income	$119	$0.24	$154	$0.31	(23)%
Weighted average diluted shares	499.3		503.6

	Three months ended June 30 (Unaudited)
	2015	2014
Book value per share	$27.52	$32.68
Book value per share, excluding accumulated other comprehensive income (loss)	$20.87	$24.31

Net investment gains, net of taxes and other adjustments, were $4 million in the quarter, compared to $20 million in the prior year. Net investment income increased to $793 million, compared to $781 million in the prior quarter primarily from favorable limited partnership performance, partially offset by prepayment speed adjustments related to residential mortgage-backed securities. The reported yield for the current quarter was 4.52 percent. The core yield2 was 4.45 percent, up from the prior quarter. There were no impairments in the quarter.

Beginning in the second quarter of 2015, the lifestyle protection insurance business is being separately reported as discontinued operations and all prior periods herein have been re-presented. During the quarter, the company recognized an after-tax loss of $306 million related to the planned sale of this business and an $8 million loss from discontinued operations primarily related to a prior period tax true-up. The company expects the transaction to close by the end of 2015, subject to customary closing conditions, including requisite regulatory approvals.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)
(Amounts in millions)	Q2 15	Q1 15	Q2 14
Global Mortgage Insurance Division	$110	$116	$136
U.S. Life Insurance Division	57	81	69
Corporate and Other Division	(48)	(43)	(51)

Total Net Operating Income (Loss)	$119	$154	$154

Net operating income (loss) represents net operating income (loss) from continuing operations excluding net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

[3]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.

Unless specifically noted in the discussion of results for the International Mortgage Insurance segment, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on results in the second quarter of 2015 was an unfavorable impact of $2 million versus the prior quarter and an unfavorable impact of $11 million versus the prior year.

Global Mortgage Insurance Division

The Global Mortgage Insurance Division had net operating income of $110 million, compared with $116 million in the prior quarter and $136 million a year ago.

Global Mortgage Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q2 15	Q1 15	Q2 14
International Mortgage Insurance
Canada	$37	$40	$47
Australia	29	30	57
Other Countries	(5)	(6)	(7)

Total International Mortgage Insurance	61	64	97
U.S. Mortgage Insurance	49	52	39

Total Global Mortgage Insurance	$110	$116	$136

Sales
(Amounts in billions)	Q2 15	Q1 15	Q2 14
International Mortgage Insurance
Flow
Canada	$5.4	$3.3	$5.0
Australia	6.5	5.8	7.9
Other Countries	0.5	0.4	0.5
Bulk
Canada	3.3	5.0	7.5
Australia	1.7	—	—
Other Countries	—	0.2	—
U.S. Mortgage Insurance
Primary Flow	8.2	6.3	6.1
Primary Bulk	—	—	—

Canada Mortgage Insurance

Canada reported net operating income of $37 million versus $40 million in the prior quarter and $47 million in the prior year. The loss ratio in the quarter was 17 percent, down five points from the prior quarter from a modest decrease in new delinquencies, net of cures, and up five points from the prior year from a modest increase in new delinquencies, net of cures, and a higher average reserve per delinquency related to regional mix. Results included higher expenses versus the prior quarter and unfavorable foreign exchange versus the prior year of $6 million. Flow new insurance written (NIW) was up 67 percent4 sequentially from a seasonally larger origination market and up 22 percent4 year over year primarily from an increase in market penetration. In addition, the company completed several bulk transactions in the quarter of approximately $3.3 billion in total, consisting of low loan-to-value prime loans, reflecting its selective participation in this market.

[4]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Australia reported net operating income of $29 million versus $30 million in the prior quarter and $57 million in the prior year. The loss ratio in the quarter was 28 percent, up 13 points sequentially from higher new delinquencies, partially offset by a higher cure rate and up five points from the prior year. In the prior quarter, the company accrued a $7 million pre-tax receivable for expected recoveries relating to paid claims reflecting its experience of successful borrower recovery activity, favorably impacting the loss ratio by nine points. New delinquencies were up 16 percent sequentially primarily reflecting normal seasonal variation with most of the increase related to Queensland and Western Australia and cures were up 16 percent sequentially reflecting normal seasonal variation. Results versus the prior year were also impacted by less favorable tax benefits of $14 million, an unfavorable $11 million related to the timing of the minority IPO of 33.8 percent of the Australia mortgage insurance (MI) business in May 2014 and the further sell down of approximately 14 percent in May 2015 and unfavorable foreign exchange of $5 million. Flow NIW was up 16 percent4 sequentially primarily from seasonal variation and down three percent4 year over year.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $5 million, compared to a net operating loss of $6 million in the prior quarter and a net operating loss of $7 million in the prior year.

U.S. Mortgage Insurance

U.S. mortgage insurance net operating income was $49 million, compared with $52 million in the prior quarter and $39 million in the prior year. The loss ratio in the current quarter was 33 percent, flat sequentially reflecting lower new delinquencies offset by less favorable net cures and aging of existing delinquencies. New flow delinquencies decreased approximately five percent from the prior quarter and decreased approximately 14 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. Results versus the prior quarter reflected lower net investment income.

Flow NIW of $8.2 billion increased 30 percent from the prior quarter from a seasonally larger mortgage insurance market and increased 34 percent versus the prior year primarily from a larger purchase originations market and higher refinance activity. During the second quarter, the company decreased its single premium lender paid new insurance written reflecting its selective participation in this market. Future volumes of this product will vary in part depending on the company’s evaluation of the risk return profile of these transactions.

U.S. Life Insurance Division

The U.S. Life Insurance Division had net operating income of $57 million, compared with $81 million in the prior quarter and $69 million a year ago.

U.S. Life Insurance Division
Net Operating Income
(Amounts in millions)	Q2 15	Q1 15	Q2 14
U.S. Life Insurance
Long Term Care Insurance	$10	$10	$6
Life Insurance	22	40	39
Fixed Annuities	25	31	24

Total U.S. Life Insurance	57	81	69

Total U.S. Life Insurance	$57	$81	$69

Sales
(Amounts in millions)	Q2 15	Q1 15	Q2 14
U.S. Life Insurance
Long Term Care Insurance
Individual	$8	$10	$24
Group	1	1	2
Life Insurance
Term Life	9	9	14
Universal Life	4	4	7
Linked Benefits	2	4	5
Fixed Annuities	224	326	429

Long Term Care Insurance

Long term care insurance (LTC) net operating income was $10 million, compared with $10 million in the prior quarter and $6 million in the prior year. Benefits and other changes in policy reserves increased $9 million after-tax versus the prior quarter and $29 million after-tax versus the prior year. The current quarter included unfavorable mortality on existing claims versus the prior quarter that decreased claim termination rates, in line with expected seasonality. Results also included unfavorable severity on new claims given the mix of new claims with a higher average reserve versus both the prior quarter and prior year and also reflected higher claim reserve factors, versus the prior year, based on the updated assumptions and methodologies the company implemented in 2014. Results in the quarter included a $5 million after-tax increase to reserves associated with profits followed by losses on business written since late 1995 and net favorable items of $12 million after-tax primarily reflecting corrections to reserve calculations. Results in the prior quarter included net unfavorable items of $7 million after-tax. The loss ratio in the current quarter was 73 percent.

Individual LTC sales of $8 million were lower than the prior quarter and the prior year. Sales are expected to continue at low levels in the near term due to the 2014 introduction of a higher priced LTC product and lower ratings, but build over time as new products are introduced.

Life Insurance

Life insurance net operating income was $22 million, compared with $40 million in the prior quarter and $39 million in the prior year. Results versus the prior quarter were primarily impacted by unfavorable term life insurance mortality related to higher severity, but favorable versus pricing. Increased lapses in the post-level term life insurance premium period and prepayment speed adjustments related to residential mortgage-backed securities also reduced earnings versus the prior quarter and prior year. Results versus the prior year were also impacted by higher reinsurance expenses. Sales of $15 million decreased compared to the prior quarter and the prior year given lower ratings. Linked benefit product deposits were $25 million in the quarter, down from $41 million in the prior quarter and $42 million in the prior year.

Fixed Annuities

Fixed annuities net operating income was $25 million, compared with $31 million in the prior quarter and $24 million in the prior year. Results in the quarter reflected unfavorable impacts from mortality versus the prior quarter. Sales in the quarter totaled $224 million, down sequentially and versus the prior year given the lower interest rate environment and lower ratings.

Corporate and Other Division

Corporate and Other Division net operating loss was $48 million, compared with $43 million in the prior quarter and $51 million in the prior year.

Corporate and Other Division
Net Operating Income (Loss)
(Amounts in millions)	Q2 15	Q1 15	Q2 14
Runoff	$9	$11	$15
Corporate and Other	(57)	(54)	(66)

Total Corporate and Other	$(48)	$(43)	$(51)

Runoff net operating income was $9 million, compared with $11 million in the prior quarter and $15 million in the prior year.

Corporate and Other net operating loss was $57 million, compared with $54 million in the prior quarter and $66 million in the prior year.

Capital & Liquidity

Genworth maintains solid capital positions in its operating subsidiaries.

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q2 15	Q1 15	Q2 14
Canada MI
Minimum Capital Test (MCT) Ratio[5]	231%	233%	231%
Australia MI
Prescribed Capital Amount (PCA) Ratio [5]	164%	163%	154%
U.S. MI
Consolidated Risk-To-Capital Ratio [5]	13.7:1	14.1:1	14.6:1
GMICO Risk-To-Capital Ratio [5]	13.5:1	13.8:1	14.0:1
U.S. Life Companies
Consolidated Risk-Based Capital (RBC) Ratio [5]	455%	453%	492%
Unassigned Surplus [5]	$100	$138	$563
Holding Company Cash[6] and Liquid Assets[7]	$1,154	$1,070	$1,223

Key Points

•	$173 million from the net proceeds related to the sale of 92.3 million shares of the Australia MI business and $47 million of dividends from the operating subsidiaries were paid to the holding company during the second quarter;

•	Unassigned surplus declined versus the prior quarter primarily related to unfavorable LTC and life insurance mortality results;

•	The holding company ended the second quarter with a buffer of approximately $670 million in excess of one and a half times annual debt service and restricted cash;

•	The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million;

•	In July 2015, $200 million of cash from Genworth Holdings, Inc. was transferred to U.S. mortgage insurance in exchange for the business’ ownership interest in affiliated preferred securities; and

•	In July 2015, the Australia MI business completed the issuance of AUD$200 million of subordinated notes and, concurrent with the transaction, redeemed approximately AUD$90 million of existing subordinated notes. If the transaction had been completed as of June 30, 2015, it would have favorably impacted the PCA ratio by approximately nine points.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. Genworth has

[5]	Company estimate for the second quarter of 2015, due to timing of the filing of statutory statements.
[6]	Holding company cash & liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[7]

Comprises cash and cash equivalents of $904 million, $820 million and $1,073 million, respectively, and U.S. government bonds of $250 million, $250 million and $150 million, respectively, as of June 30, 2015, March 31, 2015 and June 30, 2014.

leadership positions in mortgage insurance and long term care insurance and product offerings in life insurance and fixed annuities that assist consumers in solving their home ownership, insurance and retirement needs. To help families start “the talk” about their futures and long term care planning, Genworth recently completed the first stage of its national #LetsTalk Tour to encourage conversations and information sharing. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the second quarter 2015 financial supplement are now posted on the company’s website. Additional information regarding business results and strategic update will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on August 5, 2015. Investors are encouraged to review these materials.

Genworth will conduct a conference call on August 5, 2015 at 8:00 a.m. (ET) to discuss second quarter 2015 results and provide an update on strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 9386003. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through August 19, 2015 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 9386003. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “operating earnings per share.” Operating earnings per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

In the second quarter of 2015, the company recorded a $2 million after-tax expense related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses.

In the second quarter of 2014, the company paid an early redemption payment of approximately $2 million, net of taxes and portion attributable to noncontrolling interests, related to the early redemption of Genworth MI Canada Inc.’s notes that were scheduled to mature in 2015. This transaction was excluded from net operating income (loss) for the periods presented as it related to the loss on the early extinguishment of debt.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three months ended June 30, 2015 and 2014, as well as for the three months ended March 31, 2015.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition costs and other intangible amortization and certain benefit reserves.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Results of Operations by Segment

In the first quarter of 2015, the company revised how it allocates the consolidated provision for income taxes to its operating segments to simplify the process and reflect how the chief operating decision maker is evaluating segment performance. The revised methodology applies a specific tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign income. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities. Previously, the company calculated a unique income tax provision for each segment based on quarterly changes to tax attributes and implications of transactions specific to each product within the segment.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year. Prior year amounts have not been re-presented to reflect this revised presentation and are, therefore, not comparable to the current year provision for income taxes by segment. However, the company does not believe that the previous methodology would have resulted in a materially different segment-level provision for income taxes.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to all of the company’s businesses, including: (i) inability to successfully develop and execute strategic plans to effectively address the company’s current business challenges (including with respect to its long term care insurance business, ratings and capital), including as a result of the inability to complete the planned sale of the company’s lifestyle protection insurance business at all or on the terms anticipated and failure to attract buyers for any other businesses or other assets the company may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; inability to generate required capital; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to successfully develop more targeted product features and benefits, strengthen relationships with producers or achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; (ii) inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required; (iii) inadequate reserves and the need to increase reserves, including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews (including as a result of the company’s actual experience differing significantly from its assumptions); (iv) ineffective or inadequate risk management in identifying, controlling or mitigating risks; weaknesses in, or ineffective, internal controls; (v) recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades, being placed on negative outlook or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; (vi) inability to retain, attract and motivate qualified employees and independent sales representatives, particularly in the light of the company’s recent business challenges; (vii) adverse change in regulatory requirements, including risk-based capital; (viii) dependence on dividends and other distributions from the company’s subsidiaries (particularly the company’s international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of the subsidiaries and insurance, regulatory or corporate law restrictions (including the unwillingness or inability of the subsidiary that indirectly owns most of the company’s interests in the Australian and Canadian mortgage insurance businesses to pay the dividends that it receives from those businesses as a result of the impact on its financial condition of its guarantee of certain long term care insurance related reinsurance arrangements); (ix) inability to borrow under the company’s credit facility; (x) downturns and volatility in global economies and equity and credit markets; (xi) interest rates and changes in rates; (xii) availability, affordability and adequacy of reinsurance to protect the company against losses; (xiii) defaults by counterparties to reinsurance arrangements or derivative instruments; (xiv) changes in valuation of fixed maturity, equity and trading securities; (xv) defaults or other events impacting the value of the company’s fixed maturity securities portfolio; (xvi) defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance; (xvii) competition; (xviii) reliance on, and loss of, key distribution relationships; (xix) extensive regulation on the company’s businesses and changes in applicable laws and regulations; (xx) litigation and regulatory investigations or other actions (including the two shareholder putative class action lawsuits alleging securities law violations filed against the company in 2014); (xxi) the material weakness in the company’s internal control over financial reporting; (xxii) failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, the company’s confidential information; (xxiii) occurrence of natural or man-made disasters or a pandemic; (xxiv) impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xxv) changes in accounting and reporting standards; (xxvi) impairments of or valuation allowances against the company’s deferred tax assets; (xxvii) accelerated amortization of deferred acquisition costs and present value of future profits (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); (xxviii) political and economic instability or changes in government policies; and (xxix) fluctuations in foreign currency exchange rates and international securities markets;

•	Risks relating primarily to the company’s mortgage insurance businesses, including: (i) deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; (ii) premiums for the significant portion of the company’s international mortgage insurance risk in-force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; (iii) competition in the company’s international and U.S. mortgage insurance businesses, including from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; (iv) changes in regulations adversely affecting the company’s international operations; (v) inability to meet or maintain the private mortgage insurer eligibility requirements (PMIERs) on the contemplated timetable with the contemplated funding; (vi) inability of U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; (vii) the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; (viii) increases in U.S. mortgage insurance default rates; (ix) inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its U.S. mortgage insurance business; (x) problems associated with foreclosure process defects in the United States that may defer claim payments; (xi) competition with GSEs may put the company at a disadvantage on pricing and other terms and conditions; (xii) adverse changes in regulations affecting the company’s U.S. mortgage insurance business; (xiii) decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; (xiv) increases in the use of alternatives to private mortgage insurance in the United States and reductions in the level of coverage selected; and (xv) potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Risks relating primarily to the company’s long term care insurance, life insurance and annuities businesses, including: (i) the company’s inability to increase sufficiently, and in a timely manner, premiums on in-force long term care insurance policies and/or reduce in-force benefits, and charge higher premiums on new policies, in each case, as currently anticipated (including the future increases assumed in connection with the completion of the company’s margin reviews in the fourth quarter of 2014) and as may be required from time to time in the future (including as a result of its failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated;

(ii) failure to sufficiently increase demand for the company’s long term care insurance, life insurance and fixed annuity products; (iii) adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with the company’s long term care insurance business); (iv) deviations from the persistency assumptions used to price and establish reserves for the company’s insurance policies and annuity contracts; (v) medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company; and (vi) inability to continue to implement actions to mitigate the impact of statutory reserve requirements;

•	Other risks, including: (i) the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and (ii) provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including: (i) the continued suspension of payment of dividends; and (ii) stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685

amy.corbin@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2015	2014
Revenues:
Premiums	$1,134	$1,144
Net investment income	793	791
Net investment gains (losses)	8	34
Insurance and investment product fees and other	222	225

Total revenues	2,157	2,194

Benefits and expenses:
Benefits and other changes in policy reserves	1,232	1,200
Interest credited	181	184
Acquisition and operating expenses, net of deferrals	295	282
Amortization of deferred acquisition costs and intangibles	101	108
Interest expense	103	112

Total benefits and expenses	1,912	1,886

Income from continuing operations before income taxes	245	308
Provision for income taxes	70	84

Income from continuing operations	175	224
Income (loss) from discontinued operations, net of taxes	(314)	4

Net income (loss)	(139)	228
Less: net income attributable to noncontrolling interests	54	52

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(193)	$176

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.24	$0.35

Diluted	$0.24	$0.34

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.39)	$0.35

Diluted	$(0.39)	$0.35

Weighted-average shares outstanding:
Basic	497.4	496.6

Diluted	499.3	503.6

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended June 30,		Three months ended March 31,
	2015	2014	2015
Net operating income (loss):
Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	$37	$47	$40
Australia	29	57	30
Other Countries	(5)	(7)	(6)

Total International Mortgage Insurance segment	61	97	64
U.S. Mortgage Insurance segment	49	39	52

Total Global Mortgage Insurance Division	110	136	116

U.S. Life Insurance Division
U.S. Life Insurance segment
Long Term Care Insurance	10	6	10
Life Insurance	22	39	40
Fixed Annuities	25	24	31

Total U.S. Life Insurance segment	57	69	81

Total U.S. Life Insurance Division	57	69	81

Corporate and Other Division
Runoff segment	9	15	11
Corporate and Other	(57)	(66)	(54)

Total Corporate and Other Division	(48)	(51)	(43)

Net operating income	119	154	154
Adjustments to net operating income:
Net investment gains (losses), net (see below for reconciliation)	4	20	(1)
Gains (losses) on early extinguishment of debt, net	—	(2)	—
Expenses related to restructuring, net	(2)	—	—
Income (loss) from discontinued operations, net of taxes	(314)	4	1

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	(193)	176	154
Add: net income attributable to noncontrolling interests	54	52	50

Net income (loss)	$(139)	$228	$204

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.39)	$0.35	$0.31

Diluted	$(0.39)	$0.35	$0.31

Net operating income per common share:
Basic	$0.24	$0.31	$0.31

Diluted	$0.24	$0.31	$0.31

Weighted-average shares outstanding:
Basic	497.4	496.6	497.0

Diluted	499.3	503.6	498.9

Reconciliation of net investment gains (losses):
Net investment gains (losses), gross	$8	$34	$(16)
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	8	3	6
Net investment gains (losses) attributable to noncontrolling interests	(9)	(5)	7
Taxes	(3)	(12)	2

Net investment gains (losses), net of taxes and other adjustments	$4	$20	$(1)

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30, 2015	December 31, 2014
Assets
Cash, cash equivalents and invested assets	$76,123	$77,388
Deferred acquisition costs	4,896	4,849
Intangible assets	286	250
Goodwill	15	16
Reinsurance recoverable	17,297	17,314
Other assets	625	524
Separate account assets	8,702	9,208
Assets held for sale related to discontinued operations	1,220	1,809

Total assets	$109,164	$111,358

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$36,298	$35,915
Policyholder account balances	25,987	26,032
Liability for policy and contract claims	7,990	7,937
Unearned premiums	3,431	3,547
Deferred tax and other liabilities	3,394	4,140
Borrowings related to securitization entities	199	219
Non-recourse funding obligations	1,967	1,996
Long-term borrowings	4,607	4,639
Separate account liabilities	8,702	9,208
Liabilities held for sale related to discontinued operations	862	928

Total liabilities	93,437	94,561

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	11,940	11,997

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,606	2,431
Net unrealized gains (losses) on other-than-temporarily impaired securities	22	22

Net unrealized investment gains (losses)	1,628	2,453

Derivatives qualifying as hedges	1,913	2,070
Foreign currency translation and other adjustments	(232)	(77)

Total accumulated other comprehensive income (loss)	3,309	4,446
Retained earnings	1,140	1,179
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,690	14,923
Noncontrolling interests	2,037	1,874

Total stockholders’ equity	15,727	16,797

Total liabilities and stockholders’ equity	$109,164	$111,358

Impact of Foreign Exchange on Operating Results8

Three months ended June 30, 2015

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]

Canada Mortgage Insurance (MI):
Flow new insurance written	8%	22%
Flow new insurance written (2Q15 vs. 1Q15)	64%	67%

Australia MI:
Flow new insurance written	(18)%	(3)%
Flow new insurance written (2Q15 vs. 1Q15)	12%	16%

[8]	All percentages are comparing the second quarter of 2015 to the second quarter of 2014 unless otherwise stated.
[9]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

Three months ended June 30, 2015
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$75.5
Subtract:
Securities lending	0.3
Unrealized gains (losses)	4.9
Derivative counterparty collateral	—

Adjusted end of period invested assets	$70.3

Average Invested Assets Used in Reported Yield Calculation	$70.2
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	0.2

Average Invested Assets Used in Core Yield Calculation	$70.0

(Income - amounts in millions)
Reported Net Investment Income	$793
Subtract:
Bond calls and commercial mortgage loan prepayments	17
Other non-core items[11]	(4)
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	2

Core Net Investment Income	$778

Reported Yield	4.52%

Core Yield	4.45%

[10]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[11]	Includes cost basis adjustments on structured securities and various other immaterial items.